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Exhibit 99.1

                                  Press Release

                                                            [HanoverDirect LOGO]

FOR IMMEDIATE RELEASE

CONTACT:  Hanover Direct, Inc                            The MWW Group
          Charles Blue                                   Rich Tauberman
          S.V.P. & Chief Financial Officer               Tel: (201) 507-9500
          Tel: (201) 272-3389


                            HANOVER DIRECT ANNOUNCES
                                BOARD RESIGNATION

EDGEWATER, NJ, August 3, 2004 - Hanover Direct, Inc. (AMEX: HNV) today announced the resignation of Basil P. Regan from the Company's Board of Directors, effective July 30, 2004. As a result, Mr. Regan has advised the Company that he will not be standing for relection at the Company's August 12, 2004 Annual Meeting of Shareholders.

"The recently completed financing package provides the Company with significant additional liquidity to grow its businesses," stated Basil Regan. "With the Company now focused on operational execution, it is appropriate for me to return my focus to other business commitments."

Mr. Regan continues to have the right, which is required to be exercised as promptly as practicable, to appoint a designee to the Company's Board of Directors until November 30, 2005 pursuant to the Corporate Governance Agreement dated as of November 30, 2003 among the Company, Chelsey Direct, LLC, Stuart Feldman, Regan Partners L.P., Regan International Fund Limited and Basil
P. Regan so long as the Regan group collectively owns at least 29,128,762 shares of Common Stock of the Company (as adjusted for stock splits and the like). In addition, the Regan group continues to be bound by the terms of the Voting Agreement dated as of November 30, 2003 among Chelsey Direct, LLC, Stuart Feldman, Regan Partners L.P., Regan International Fund Limited and Basil
P. Regan which includes a right of first offer of the Regan group's shares to Chelsey Direct, LLC.

About Hanover Direct, Inc.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.